Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Pacific Biosciences of California, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of the Corporation is Pacific Biosciences of California, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 14, 2000 under the name “Nanofluidics, Inc.”
2.This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Pacific Biosciences of California, Inc. was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), by the Board of Directors and the stockholders of the Corporation.
3.Section 5.2 of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“5.2 Number of Directors; Election; Term.
(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the corporation shall be fixed solely by resolution of the Board of Directors.
(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the corporation are divided into three classes, designated Class I, Class II and Class III. At each annual meeting of stockholders, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding such person’s election and until such person’s respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Notwithstanding the immediately preceding paragraph, (1) at the corporation’s annual meeting of stockholders held in 2025 (the “2025 Annual Meeting”), the successors of the Class III directors whose terms expire at the 2025 Annual Meeting shall each be elected for a term expiring at the corporation’s annual meeting of stockholders held in 2026 (the “2026 Annual Meeting”); (2) at the 2026 Annual Meeting, the successors of the directors whose terms expire at the 2026 Annual Meeting (including, for the avoidance of doubt, the Class I directors and the successors of the directors elected at the 2025 Annual Meeting) shall each be elected for a term expiring at the corporation’s annual meeting of stockholders held in 2027 (the “2027 Annual Meeting”); and (3) at the 2027 Annual Meeting and at all annual meetings thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders. Commencing with the 2027 Annual Meeting, the classification of the Board of Directors of the corporation shall cease.
(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.
(d) Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.”
4.Section 5.3 of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“5.3 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, any director may be removed from office in the manner provided in Section 141(k) of the DGCL.”
5.Section 5.4 of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“5.4 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided by resolution of the Board of Directors, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled only by the affirmative vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office for the remaining term of the class, if any, for which such director shall have been elected and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, on June 20, 2024.

By:	/s/ Christian Henry
Christian Henry
President and Chief Executive Officer